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DISTRIBUTION AGREEMENT

DATED AS OF FEBRUARY 23, 2002

BETWEEN

HELMERICH & PAYNE, INC.

AND

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.

DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT (this "Agreement"), dated as of February 23, 2002, by and between Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), and Helmerich & Payne Exploration and Production Co., a Delaware corporation and a wholly owned subsidiary of HP Co. ("Spinco").

RECITALS

        A.    The Merger Agreement. HP Co., Spinco, Key Production Company, Inc., a Delaware corporation (the "Company"), and Mountain Acquisition Co., a Delaware corporation and wholly owned subsidiary of Spinco ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of February 23, 2002 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined herein), Merger Sub will merge with and into the Company, with the Company being the surviving corporation, and the Company becoming a wholly owned subsidiary of Spinco (the "Merger").

        B.    The Transaction Agreements. This Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger.

        C.    Business Separation. Prior to the Distribution Date (as defined herein), and subject to the terms and conditions set forth herein, HP Co. intends to transfer or cause to be transferred to Spinco or a Spinco Subsidiary (as defined herein) all of the Spinco Assets (as defined herein), and Spinco intends to assume all of the Spinco Liabilities (as defined herein), as contemplated by this Agreement (the "Contribution").

        E.    The Distribution. Subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of common stock of Spinco, par value $.01 per share ("Spinco Common Stock"), will be distributed on a pro rata basis (the "Distribution") to the holders as of the Record Date (as defined herein) of the outstanding common stock of HP Co., par value $0.10 per share ("HP Co. Common Stock").

        F.    Intended Tax Consequences. The parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Merger qualify under Section 368 of the Code, and that no gain or loss for federal income tax purposes be recognized as a result of the transactions described herein.

        NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Actual Cash Amount:    as defined in Section 4.1 of this Agreement.

        Affiliate:    with respect to any specified Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

        Agent:    the distribution agent to be appointed by HP Co., with a Company Consent, to distribute the shares of Spinco Common Stock pursuant to the Distribution.

        Agreement:    as defined in the preamble to this Agreement.

        Asset:    any and all assets and properties, tangible or intangible, including the following: (i) cash, notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind; (iii) intangible property rights, inventions, discoveries, know-how, United States and foreign patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, joint operating agreements, drilling contracts, farm-in and farm-out agreements, other agreements and business arrangements; (v) real estate and buildings and other improvements thereon, easements and rights-of-way; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including oil and gas, transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (viii) computer equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications; (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and books, ledgers, files and business records of every kind; (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority.

        Business:    the Spinco Business or the HP Co. Business, as the case may be.

        Business Day:    any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

        Cash Amount:    an amount calculated as follows:

          (i)    All revenues recognized by HP Co. in accordance with GAAP applied on a consistent basis (or as otherwise agreed by HP Co., Spinco and the Company), derived from the Spinco Assets during the Measurement Period (including, without limitation, oil and gas sales, gas marketing sales and other income as set forth on and calculated on a basis consistent with the Combined Statement of Income of the Helmerich & Payne Oil and Gas Division for each of the three years in the period ended September 30, 2001), but excluding gains on sales of assets; plus

          (ii)  All cash proceeds of the sale of property, plant and equipment related to the Spinco Assets during the Measurement Period; plus

          (iii)  Four million eight hundred thousand dollars ($4.8 million) (in payment of the working capital adjustment as of September 30, 2001 agreed to by HP Co. and the Company); less

          (iv)  All capital and operating expenditures of HP Co. attributable to the Spinco Assets during the Measurement Period, including, without limitation, gas marketing purchases, production expenses, production, property and other taxes, provision for income taxes (net of deferred income taxes), interest expense and general and administrative expenses, in each case allocated to the Spinco Assets on a basis consistent with historical practice (or as otherwise agreed by HP Co., Spinco and the Company), and all expenditures relating to the transactions contemplated by the Transaction Agreements allocated to Spinco pursuant to Section 9.3 of Disclosure Schedule (including, without limitation, fees and expenses of legal and financial advisors); less

          (v)  An amount equal to the change in working capital accounts, other than cash (net accounts receivable plus inventories plus other current assets less accounts payable less accrued liabilities) related to the Spinco Assets during the Measurement Period.

        Claims Administration:    the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

        Claims Made Policies:    has the meaning set forth in Section 6.6(a) of this Agreement.

        Code:    as defined in the Recitals to this Agreement.

        Company:    as defined in the Recitals to this Agreement.

        Company Consent:    as defined in the Merger Agreement.

        Contribution:    as defined in the Recitals to this Agreement.

        Disclosure Schedule:    the schedule prepared and delivered by HP Co. to Spinco as of the date of this Agreement.

        Dispute Notification:    as defined in Section 4.3 of this Agreement.

        Distribution:    as defined in the Recitals to this Agreement.

        Distribution Date:    the date and time that the Distribution shall become effective.

        Effective Time:    as defined in the Merger Agreement.

        Employee Benefits Agreement:    the Employee Benefits Agreement of even date herewith between HP Co. and Spinco, in the form of Exhibit A hereto.

        Exchange Act:    the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        GAAP:    as defined in the Merger Agreement.

        Governmental Authority:    as defined in the Merger Agreement.

        Group:    the HP Co. Group or the Spinco Group, as the case may be.

        HP Co.:    as defined in the preamble to this Agreement.

        HP Co. Assets:    collectively: (i) all of the right, title and interest of HP Co. and HP Co. Subsidiaries in all Assets other than the Spinco Assets, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of HP Co. and HP Co. Subsidiaries to the extent specifically assigned to or retained by any member of the HP Co. Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each HP Co. Subsidiary other than Helmerich & Payne

Energy Services, Inc., (v) all rights of HP Co. under the Transaction Agreements and (vi) any additional Assets set forth on Section 1.1(a) of the Disclosure Schedule.

        HP Co. Business:    all of the businesses and operations conducted by HP Co. and the HP Co. Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

        HP Co. Common Stock:    as defined in the Recitals to this Agreement.

        HP Co. Group:    HP Co. and the HP Co. Subsidiaries.

        HP Co. Indemnitees:    HP Co., each Affiliate of HP Co. immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

        HP Co. Liabilities:    collectively, (i) all Liabilities of HP Co. and all Liabilities of the HP Co. Subsidiaries, including the Liabilities of HP Co. under the Transaction Agreements, (ii) all Liabilities set forth on Section 1.1(b) of the Disclosure Schedule, and (iii) all expenses allocated to HP Co. on Section 9.3 of the Disclosure Schedule; provided that HP Co. Liabilities shall not include the Spinco Liabilities.

        HP Co. Subsidiaries:    all direct and indirect Subsidiaries of HP Co. immediately after the Distribution Date.

        Indemnifiable Losses:    all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

        Indemnifying Party:    a Person that is obligated under this Agreement to provide indemnification.

        Indemnitee:    a Person that may seek indemnification under this Agreement.

        Independent Accounting Firm:    an independent accounting firm of international reputation mutually acceptable to HP Co. and Spinco (or, if HP Co. and Spinco are unable to agree upon such a firm, then either party shall select one such firm and those two firms shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.)

        Information:    all records, books, contracts, instruments, computer data and other data and information.

        IRS Rulings:    as defined in the Merger Agreement.

        Liability or Liabilities:    all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

        Litigation Matters:    actual, threatened or future litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, HP Co. and/or Spinco (or members of either Group).

        Losses:    as defined in the Merger Agreement.

        Material Adverse Effect:    as defined in the Merger Agreement.

        Measurement Period:    the period from October 1, 2001 through the Distribution Date.

        Merger:    as defined in the Recitals to this Agreement.

        Merger Agreement:    as defined in the Recitals to this Agreement.

        Occurrence Basis Policies:    has the meaning set forth in Section 6.6(a) of this Agreement.

        Person or person:    a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.

        Policies:    all insurance policies, insurance contracts and claim administration contracts of any kind of HP Co. and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers' compensation, crime, errors and omissions, special accident, cargo, employee dishonesty and operator's extra expense insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

        Privileged Information:    with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

        Reconciliation Statement:    as defined in Section 4.2 of this Agreement.

        Record Date:    the close of business on the date to be determined by the Board of Directors of HP Co. as the record date for determining stockholders of HP Co. entitled to receive the Distribution, which date shall be a business day preceding the day of the Effective Time.

        Registration Statements:    the Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco with the SEC to effect the registration of the Spinco Common Stock pursuant to the Exchange Act in connection with the Distribution and the Registration Statement on Form S-4 to be filed by Spinco with the SEC to effect the registration under the Securities Act of the issuance of the shares of Spinco Common Stock into which shares of the common stock, par value $.25 per share, of the Company will be converted pursuant to the Merger.

        Representative:    with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

        Requisite Approval:    as defined in the Merger Agreement.

        Review Period:    as defined in Section 4.2 of this Agreement.

        SEC:    the U.S. Securities and Exchange Commission.

        Securities Act:    the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        Spinco:    as defined in the preamble to this Agreement.

        Spinco Assets:    collectively, (i) all of the right, title and interest of HP Co. and the HP Co. Subsidiaries in all Assets that are predominantly used or held for use in, or predominantly relating to or arising from, the Spinco Business, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to or retained by any member of the Spinco Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each Spinco Subsidiary, (v) all rights of Spinco under the Transaction Agreements and (vi) all non-cash proceeds received by HP Co., Spinco or any Spinco Subsidiary from the sale of property, plant and equipment predominantly related to the Spinco Business during the Measurement Period and (vii) any additional Assets set forth on Section 1.1(c) of the Disclosure Schedule.

        Spinco Business:    the business conducted by HP Co. and its Subsidiaries engaged in oil and gas exploration, production, marketing and sale operations, including what is referred to in HP Co.'s Form 10-K for the fiscal year ended September 30, 2001 as the E&P Division of HP Co., but excluding, for avoidance of doubt, the contract drilling business and all other businesses conducted by HP Co. and its Subsidiaries.

        Spinco Common Stock:    as defined in the Recitals to this Agreement.

        Spinco Group:    Spinco and the Spinco Subsidiaries.

        Spinco Indemnitees:    Spinco, the Company, each Affiliate of Spinco and the Company immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

        Spinco Liabilities:    collectively: (i) all Liabilities of HP Co. or any of the HP Co. Subsidiaries predominantly relating to or arising from the Spinco Business, including the liabilities of Spinco under the Transaction Agreements, (ii) all Liabilities set forth on Schedule 1.1(d) of the Disclosure Schedule, and (iii) all expenses allocated to Spinco on Section 9.3 of the Disclosure Schedule.

        Spinco Subsidiaries:    all direct and indirect Subsidiaries of Spinco immediately after the Distribution Date.

        Subsidiary:    as defined in the Merger Agreement.

        Taxes:    all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (including any interest, penalties or additions attributable thereto); and Tax: any of such Taxes.

        Tax Sharing Agreement:    the Tax Sharing Agreement of even date herewith between HP Co. and its affiliates and Spinco and its affiliates, in the form of Exhibit B hereto.

        Taxing Authority:    any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives and attorneys).

        Third-Party Claim:    any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

        Transaction Agreements:    this Agreement, the Employee Benefits Agreement, the Merger Agreement, the Tax Sharing Agreement and the Transition Services Agreement.

        Transition Services Agreement:    the Transition Services Agreement to be entered into by and between HP Co. and Spinco pursuant to Section 6.21 of the Merger Agreement.

        Section 1.2 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

PRELIMINARY TRANSACTIONS

        Section 2.1 Business Separation.

          (a)  On or prior to the Distribution Date, HP Co. shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Spinco or a Spinco Subsidiary designated by Spinco of all of the Spinco Assets, and Spinco shall assume, and thereafter timely pay, perform and discharge, all of the Spinco Liabilities.

          (b)  Subject to Section 2.1(d), the separation of the HP Co. Assets and the Spinco Assets, as contemplated by this Agreement shall be effected in a manner that does not unreasonably disrupt either the HP Co. Business or the Spinco Business. Subject to Section 2.1(d), to the extent the separation of any of the Assets cannot be achieved in a reasonably practicable manner, Spinco and HP Co. will enter into appropriate arrangements regarding the shared Asset, subject to a Company Consent. Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated in a reasonable manner as agreed by Spinco and HP Co., subject to a Company Consent.

          (c)  Subject to Section 2.1(d), on or prior to the Distribution Date, HP Co. and Spinco will use their reasonable best efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among HP Co., Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the HP Co. Business but relate predominantly to the Spinco Business or (ii) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the HP Co. Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Spinco Business and (y) will eliminate any provisions relating to a member of the HP Co. Group and, in either event, will inure to the benefit of the Spinco Group on substantially the same economic terms as such arrangements exist as of the date hereof. Subject to Section 2.1(d), on or prior to the Distribution Date, HP Co. and Spinco will use their reasonable best efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among HP Co., Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the Spinco Business but relate predominantly to the HP Co. Business or (ii) relate solely to the HP Co. Business, but, by their terms, contain provisions relating to a member of the Spinco Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the HP Co. Business and (y) will eliminate any provisions relating to a member of the Spinco Group and, in either event, will inure to the benefit of the HP Co. Group on substantially the same economic terms as such arrangements exist as of the date hereof. If, in any case, such amendment cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of HP Co. or Spinco thereunder, HP Co. and Spinco will, subject to Section 2.1(d), cooperate in negotiating a mutually agreeable arrangement, in form and substance reasonably satisfactory to the Company, under which HP Co. or Spinco, as applicable, will obtain the benefits and assume the obligations thereunder.

          (d)  HP Co. hereby represents and warrants to Spinco and the Company that at the time of the Distribution, the Assets of Spinco and the Spinco Subsidiaries, taken together with the services available from HP Co. pursuant to the Transition Services Agreement, will be sufficient for the operation of the Spinco Business in all material respects as currently conducted. The representations and warranty of HP Co. set forth in this Section 2.1(d) will survive the execution and delivery of this Agreement and the Distribution Date and will continue in full force and effect for six months following the Distribution Date.

        Section 2.2 Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by Section 2.1, HP Co. and Spinco shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments in such forms as shall be reasonably acceptable to HP Co., Spinco and the Company.

        Section 2.3 Certificate of Incorporation; By-laws. The Certificate of Incorporation and Bylaws of Spinco immediately prior to the Distribution Date will be in the forms attached as Exhibits C and D, respectively.

        Section 2.4 Issuance of Stock. Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of shares of Spinco Common Stock outstanding and held by HP Co. shall equal 26,591,321.

        Section 2.5 Other Agreements. Each of HP Co. and Spinco shall, prior to the Distribution Date, enter into, or cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.

        Section 2.6 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. Subject to Section 2.1(d), to the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that HP Co. and Spinco shall and shall cause their respective Subsidiaries to cooperate to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. Subject to Section 2.1(d), in the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith. Subject to the foregoing and to Section 2.1(d), the parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been acquired or Liability assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

ARTICLE III

THE DISTRIBUTION

        Section 3.1 Record Date and Distribution Date. Subject to the satisfaction of the conditions set forth in Section 9.1, the Board of Directors of HP Co., consistent with the Merger Agreement and

Delaware law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

        Section 3.2 The Agent. Prior to the Distribution Date, HP Co. shall enter into an agreement with the Agent providing for, among other things, the Distribution to the holders of HP Co. Common Stock in accordance with this Article III.

        Section 3.3 Delivery of Share Certificates to the Agent. Prior to the Distribution Date, HP Co. shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution. After the Distribution Date, upon the request of the Agent, Spinco shall provide all certificates for shares (or book-entry transfer authorizations) of Spinco Common Stock that the Agent shall require in order to effect the Distribution.

        Section 3.4 The Distribution.

          (a)  Subject to the terms and conditions of this Agreement, Spinco shall instruct the Agent to distribute on a pro rata basis, as of the Distribution Date, a total of 26,591,321 shares of Spinco Common Stock in respect of the outstanding shares of HP Co. Common Stock held by holders of record of HP Co. Common Stock on the Record Date. All shares of Spinco Common Stock issued in the Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

          (b)  Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Spinco Common Stock shall be issued in the Distribution, and any such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Spinco. All fractional shares of Spinco Common Stock that a holder of HP Co. Common Stock would otherwise be entitled to receive as a result of the Distribution shall be aggregated and if a fractional share results from such aggregation, such fractional share shall be treated in accordance with the procedure set forth in the following sentence. Spinco shall instruct the Agent to aggregate all fractional shares of Spinco Common Stock, sell such shares in the public market and distribute to holders of HP Co. Common Stock who otherwise would have been entitled to such fractional shares of Spinco Common Stock a pro rata portion of the proceeds of such sale.

ARTICLE IV

CASH AMOUNT

        Section 4.1 Cash Amount Statement. Not more than thirty (30) calendar days after the Distribution Date, HP Co. shall prepare in good faith and deliver to the Company a calculation of the Cash Amount (the "Actual Cash Amount"), together with a statement setting forth in reasonable detail the basis and calculation thereof. In preparing the Actual Cash Amount, HP Co. shall consult with the Company and its Representatives. In the event that the Actual Cash Amount is a negative amount, such amount shall be deemed a loan to Spinco and payable by Spinco to HP Co. no later than three (3) Business Days after delivery of the Actual Cash Amount statement to Spinco, and in the event the Actual Cash Amount is a positive amount, such amount shall be payable by HP Co. to Spinco no later than three (3) Business Days after delivery of the Actual Cash Amount statement to Spinco, in either case in cash by wire transfer in immediately available funds to a bank previously designated by HP Co. or Spinco, as the case may be.

        Section 4.2 Review of the Actual Cash Amount. During the thirty (30) calendar days after receipt by Spinco of the Actual Cash Amount statement (the "Review Period"), Spinco shall review the Actual Cash Amount statement in order to determine whether the Cash Amount set forth in the Actual Cash Amount statement should be adjusted. If Spinco so determines, Spinco shall, within five (5) Business Days after the end of the Review Period, deliver to HP Co. a reconciliation of the calculation of the

Cash Amount (the "Reconciliation Statement"), together with a statement setting forth in reasonable detail the basis of its calculation. Unless HP Co. delivers the Dispute Notification referred to in Section 4.3 below, the Reconciliation Statement shall be deemed to be final, binding and conclusive on the parties hereto.

        Section 4.3 Dispute Resolution Procedure. Within five (5) Business Days after receipt of the Reconciliation Statement, HP Co. shall notify Spinco of any dispute thereof, specifying the amount in dispute thereof and, in reasonable detail, the basis for and its calculation thereof (the "Dispute Notification"). Thereafter, HP Co. and Spinco shall attempt to resolve the dispute, and any such resolution shall be final, binding and conclusive on the parties hereto. If HP Co. and Spinco are unable to reach a resolution within twenty (20) Business Days after the receipt by Spinco of the Dispute Notification, HP Co. and Spinco shall submit the items remaining in dispute for resolution to the Independent Accounting Firm. The Independent Accounting Firm shall, within thirty (30) Business Days after such submission, determine and report to HP Co. and Spinco upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursement of the Independent Accounting Firm shall be allocated between HP Co. and Spinco in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

        Section 4.4 Payment of Cash Amount. Not later than three (3) Business Days following the date on which the Cash Amount is deemed to be final, binding and conclusive, (a) if the Cash Amount exceeds the Actual Cash Amount, then HP Co. shall pay to Spinco an amount equal to such difference, and (b) if the Cash Amount is less than the Actual Cash Amount, then Spinco shall pay to HP Co. an amount equal to such difference, in either case in cash by wire transfer in immediately available funds to a bank previously designated by HP Co. or Spinco, as the case may be.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

        Section 5.1 Survival of Agreements. All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

        Section 5.2 Indemnification.

          (a)  Except as specifically otherwise provided in the other Transaction Agreements, Spinco shall indemnify, defend and hold harmless the HP Co. Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Spinco Group (i) to pay or satisfy any Spinco Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, or (ii) to perform any of its obligations under this Agreement.

          (b)  Except as specifically otherwise provided in the other Transaction Agreements, HP Co. shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the HP Co. Group (i) to pay or satisfy any HP Co. Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to transfer to Spinco or any member of the Spinco Group all of the Spinco Assets transferred or to be transferred to Spinco or the Spinco Group pursuant to Article II hereof, or (iii) to perform any of its obligations under this Agreement.

          (c)  If any Indemnifiable Loss is denominated in a currency other than United States dollars, such payment shall be made in United States dollars and the amount thereof shall be computed using the foreign exchange rate for such currency determined as of the date on which such indemnification is made.

          (d)  Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the HP Co. Group and any member of the Spinco Group for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

          (e)  Indemnification for matters subject to the Tax Sharing Agreement is governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article V.

        Section 5.3 Procedures for Indemnification for Third-Party Claims.

          (a)  HP Co. shall, and shall cause the other HP Co. Indemnitees to, notify Spinco in writing promptly after learning of any Third-Party Claim for which any HP Co. Indemnitee intends to seek indemnification from Spinco under this Agreement. Spinco shall, and shall cause the other Spinco Indemnitees to, notify HP Co. in writing promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from HP Co. under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article V except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.

          (b)  Except as otherwise provided in paragraph (c) of this Section 5.3, an Indemnifying Party may, by notice to the Indemnitee and to HP Co., if Spinco is the Indemnifying Party, or to the Indemnitee and Spinco, if HP Co. is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party's own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of HP Co., if the Indemnitee is an HP Co. Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

          (c)  If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

          (d)  In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

          (e)  If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

        Section 5.4 Reductions for Insurance Proceeds and Other Recoveries. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article V shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

        Section 5.5 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 5.3 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the other Transaction Agreements.

        Section 5.6 Survival of Indemnities. The obligations of each of HP Co. and Spinco under this Article V shall survive the sale or other transfer by it of any of its Assets or Business or the assignment by it of any of its Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, Business or Liabilities.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

        Section 6.1 Notices to Third Parties. In addition to the actions described in Section 6.2, the members of the HP Co. Group and the members of the Spinco Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

        Section 6.2 Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the Spinco Group and the members of the HP Co. Group shall cooperate and use all commercially reasonable efforts to secure the transfer or issuance of the licenses and permits.

        Section 6.3 Intercompany Agreements. Except as set forth on Section 6.3 of the Disclosure Schedule, all contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the HP Co. Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of taxes to any member of the other Group or provides to any member of the other Group goods or services (including management, administrative, legal, financial, accounting, data processing, insurance and technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or in the other Transaction Agreements. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.

        Section 6.4 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

        Section 6.5 Guarantee Obligations and Liens.

          (a)  HP Co. and Spinco shall cooperate, and shall cause their respective Groups to cooperate: (x) to terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the HP Co. Group in respect of, all obligations of any member of the HP Co. Group under any Spinco Liabilities for which such member of the HP Co. Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Spinco Assets to be substituted in all respects for any HP Co. Assets in respect of, any liens or encumbrances on HP Co. Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) Spinco shall indemnify and hold harmless the HP Co. Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of HP Co., from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the HP Co. Group is or may be liable or for which any HP Co. Asset is or may be encumbered unless all obligations of the HP Co. Group and all liens and encumbrances on any HP Co. Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to HP Co.

          (b)  HP Co. and Spinco shall cooperate, and shall cause their respective Groups to cooperate: (x) to terminate, or to cause a member of the HP Co. Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any HP Co. Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause HP Co. Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any HP Co. Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) HP Co. shall indemnify and hold harmless the Spinco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Spinco, from and after the Distribution Date, HP Co. shall not, and shall not permit any member of the HP Co. Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

        Section 6.6 Insurance.

          (a)  Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) HP Co. will use commercially reasonable efforts to assist Spinco in asserting claims for any loss, liability or damage with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) HP Co. will use commercially reasonable efforts to assist Spinco to continue to prosecute claims with respect to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of HP Co.'s and each HP Co.

  Subsidiary's reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco, (B) HP Co. and the HP Co. Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 6.6(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy. HP Co.'s obligation to use commercially reasonable efforts to assist Spinco in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Spinco to establish its right to coverage under such Policies (so long as all of HP Co.'s reasonable costs and expenses in connection therewith are promptly paid by Spinco). In the event that the terms and conditions of any Policy do not allow Spinco the right to assert or prosecute a claim as set forth in clause (i) or (ii) above, then in such case, HP Co. shall use commercially reasonable efforts to pursue such claim under such Policy and Spinco shall promptly pay all of HP Co.'s and each HP Co. Subsidiary's reasonable costs and expenses incurred in connection therewith.

          (b)  Assistance by HP Co. Until the second anniversary of the Distribution Date, HP Co. will use commercially reasonable efforts to assist Spinco in connection with any efforts by Spinco to acquire insurance coverage with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided, that all of HP Co.'s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco.

          (c)  HP Co. Actions. In the event that after the Distribution Date, HP Co. or any HP Co. Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 6.6(a) in a manner that would adversely affect any such rights of Spinco (i) if such action occurs prior to the second anniversary of the Distribution Date, HP Co. will give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of HP Co.) and (ii) HP Co. will pay to Spinco its equitable share (which shall be determined by HP Co. in good faith based on the amount of premiums paid or allocated to the Spinco business in respect of the applicable Policy) of any net proceeds actually received by HP Co. from the insurer under the applicable Policy as a result of such action by HP Co. (after deducting HP Co.'s reasonable costs and expenses incurred in connection with such action).

          (d)  Administration. From and after the Distribution Date:

            (i)    HP Co. or a HP Co. Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of HP Co. and the HP Co. Subsidiaries under the Policies; and

            (ii)  Spinco or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Spinco and the Spinco Subsidiaries under the Policies.

          (e)  Insurance Premiums. Subject to clause (B) of the proviso to Section 6.6(a), from and after the Distribution Date, HP Co. will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Distribution Date, whereupon Spinco will upon the request of HP Co., forthwith reimburse HP Co. for that portion of such premiums paid by HP Co. as are reasonably determined by HP Co. to be attributable to the Spinco Business.

          (f)    Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both HP Co. and/or an HP Co. Subsidiary, on the one hand, and Spinco and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence, HP Co. and

  Spinco agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

          (g)  Nothing in this Section 6.6 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

ARTICLE VII

ACCESS TO INFORMATION

        Section 7.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, HP Co. shall deliver or make available to Spinco all corporate books and records of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the HP Co. Group relating directly and predominantly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. HP Co. may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Spinco. Prior to or as promptly as practicable after the Distribution Date, Spinco shall deliver or make available to HP Co., all corporate books and records of the HP Co. Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and predominantly to the HP Co. Assets, the HP Co. Business, or the HP Co. Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Spinco may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of HP Co. The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the receiving party) by the delivering party.

        Section 7.2 Access to Information. From and after the Distribution Date, each of HP Co. and Spinco shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required for a reasonable purpose (including, without limitation, for the purpose of calculating the Cash Amount pursuant to Article IV of this Agreement), subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 7.2 for audit, accounting, regulatory, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

        In furtherance of the foregoing:

          (a)  Each party hereto acknowledges that: (i) each of HP Co. and Spinco (and the members of the HP Co. Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of HP Co. and Spinco; (iii) both HP Co. and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the HP Co. Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both HP Co. and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

          (b)  Each of HP Co. and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that HP Co. and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the HP Co. Group in the case of HP Co. or the Spinco Group in the case of Spinco. In the event of a disagreement between any member of the HP Co. Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

          (c)  Upon any member of the HP Co. Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the HP Co. Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

        Section 7.3 Production of Witnesses. Subject to Section 7.2, after the Distribution Date, each of HP Co. and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or HP Co. or any member of the Spinco Group or of the HP Co. Group, as the case may be, upon written request, such Group's directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the HP Co. Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

        Section 7.4 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of HP Co. and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control, relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party's Group until such Information is at least ten years old or until such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

        Section 7.5 Confidentiality. Subject to Section 7.2, which shall govern Privileged Information, from and after the Distribution Date, each of HP Co. and Spinco shall hold, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it prior to the Distribution Date or furnished to it by such other party's Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 7.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the HP Co. Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person's counsel, by other requirements of law, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of HP Co. and Spinco shall be deemed to have satisfied its obligations under this Section 7.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

        Section 7.6 Cooperation with Respect to Government Reports and Filings. HP Co., on behalf of itself and each member of the HP Co. Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the HP Co. Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the HP Co. Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the HP Co. Group, in the case of the Spinco Group, or the Spinco Group, in the case of the HP Co. Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

        Section 7.7 Tax Sharing Agreement. None of the provisions of this Article VII are intended to supercede any provision in the Tax Sharing Agreement with respect to matters related to Taxes.

ARTICLE VIII

NO REPRESENTATIONS OR WARRANTIES

        Section 8.1 No Representations or Warranties. Except as expressly set forth herein or in any other Transaction Agreement, Spinco and HP Co. understand and agree that no member of the HP Co. Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth herein or in any other Transaction Agreement, HP Co. and Spinco understand and agree that no member of the Spinco Group is representing or warranting to HP Co. or any member of the HP Co. Group in any way as to the HP Co. Assets, the HP Co. Business or the HP Co. Liabilities.

ARTICLE IX

MISCELLANEOUS

        Section 9.1 Conditions to the Distribution. The obligations of HP Co. pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by HP Co.) at or prior to the Distribution Date of the following conditions:

          (a)  All material consents, approvals and authorizations of any Governmental Authority legally required for the making of the Distribution and the consummation of the other transactions contemplated by the Transaction Agreements, in form and substance reasonably satisfactory to HP Co., shall have been obtained and be in effect at the Distribution Date;

          (b)  Any waiting period applicable to the Distribution or the Merger (including any extended waiting period arising as a result of a request for additional information by either the Federal Trade Commission or the Antitrust Division of the Department of Justice) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated and no court of competent jurisdiction or other Governmental Authority shall have issued any decree, judgment, injunction, writ, rule or other order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution or the Merger;

          (c)  The Registration Statements shall have become effective in accordance with the Exchange Act and the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or "blue sky" laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock to be issued in connection with the Distribution and the Merger, respectively, shall have been obtained and shall be in effect; and such shares of Spinco Common Stock and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance;

          (d)  The Requisite Approval shall have been obtained;

          (e)  No action, proceeding or investigation by any Governmental Authority with respect to the Distribution or the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay the making of the Distribution, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement or to impose any material restrictions or requirements thereon or on any of the parties with respect thereto;

          (f)    No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Distribution or the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the making of the Distribution or the consummation of the Merger, (ii) impose any material restrictions or requirements thereon or on any of the parties with respect thereto or (iii) be reasonably likely to have a Material Adverse Effect on HP Co. if it proceeds with the Distribution;

          (g)  HP Co. shall have received the IRS Rulings, in form and substance reasonably satisfactory to HP Co in good faith, and such IRS Rulings shall continue to be valid and in full force and effect. For the avoidance of doubt, it is agreed that the inclusion in such IRS Rulings of covenants, limitations and restrictions as are customarily required to be contained in similar IRS rulings by taxpayers in similar circumstances requesting rulings on similar issues shall not be a basis for an assertion that the IRS Rulings are not in form and substance reasonably satisfactory to HP Co.;

          (h)  The Company shall have performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the Distribution Date;

          (i)    The representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all respects when made and as of the Distribution Date as if made at such time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company or (ii) to the extent specifically contemplated by the Merger Agreement; and

          (j)    Spinco and the Company shall have irrevocably confirmed to HP Co. and each other that each condition of the Merger Agreement to Spinco's and the Company's respective obligations to effect the Merger has been fulfilled or will be fulfilled at the Effective Time or is or has been waived by Spinco or the Company, as the case may be.

        Section 9.2 Complete Agreement. This Agreement, the Exhibits and the Disclosure Schedule hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. The Disclosure Schedule delivered pursuant hereto is expressly made a part of, and incorporated by reference into, this Agreement. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

        Section 9.3 Expenses. Except as set forth in Section 9.3 of the Disclosure Schedule, and except as otherwise set forth herein or in the Merger Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the separation of the Assets as contemplated herein) shall be paid by the party incurring such costs or expenses.

        Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

        Section 9.5 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

        If to HP Co. or any member of the HP Co. Group, to:

    Helmerich & Payne, Inc.
    Utica at Twenty-First
    Tulsa, Oklahoma 74114
    Attention: General Counsel
    Facsimile: (718) 743-2671

        with a copy (which shall not constitute effective notice) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    1440 New York Avenue, N.W.
    Washington, D.C. 20005
    Attention: Michael P. Rogan
                      C. Kevin Barnette
    Facsimile: 202-393-5760

        If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

    Helmerich & Payne Exploration and Production Co.
    1579 East 21st Street
    Tulsa, Oklahoma 74114
    Attention: General Counsel
    Facsimile: 918-743-2671

        If to Spinco or any member of the Spinco Group after the Distribution Date, to:

    Key Production Company, Inc.
    707 Seventeenth Street, Suite 3300
    Denver, Colorado 80202
    Attention: General Counsel
    Facsimile: (303) 295-3494

        with a copy (which shall not constitute effective notice) to:

    Holme Roberts & Owen LLP
    1700 Lincoln Street, Suite 4100
    Denver, Colorado 80203
    Attn: Thomas A. Richardson
    Facsimile: (303) 866-0200

    and to:

    Shearman & Sterling
    Broadgate West
    9 Appold Street
    London, EC2A 2AP
    United Kingdom
    Attn: Bonnie Greaves
    Facsimile (011 44) 20 7655 5500

  or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

        Section 9.6 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto, with a Company Consent.

        Section 9.7 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties and a Company Consent. Except for the provisions of Sections 5.2 and 5.3 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of HP Co., Spinco and the Company and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

        Section 9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 9.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 9.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

        Section 9.11 References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

        Section 9.12 Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of HP Co. In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement).

        Section 9.13 Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consent and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party's agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        Section 9.14 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 9.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 9.16 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HELMERICH & PAYNE, INC.
By:	/s/ HANS HELMERICH
Name:	Hans Helmerich
Title:	President and Chief Executive Officer
HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.
By:	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President

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ANNEX C TABLE OF CONTENTS
ARTICLE I DEFINITIONS
General
References to Time
ARTICLE II PRELIMINARY TRANSACTIONS
Business Separation
Conveyancing and Assumption Agreements
Certificate of Incoporation; By-laws
Issuance of Stock
Other Agreements
Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date
ARTICLE III THE DISTRIBUTION
Record Date and Distribution Date
The Agent
Delivery of Share Certificates to the Agent
The Distribution
ARTICLE IV CASH AMOUNT
Cash Amount Statement
Review of the Actual Cash Amount
Dispute Resolution Procedure
Payment of Cash Amount
ARTICLE V SURVIVAL AND INDEMNIFICATION
Survival of Agreements
Indemnification
Procedures for Indemnification for Third-Party Claims
Reductions for Insurance Proceeds and Other Recoveries.
Remedies Cumulative
Survival of Indemnities
ARTICLE VI CERTAIN ADDITIONAL COVENANTS
Notices to Third Parties
Licenses and Permits
Intercompany Agreements
Further Assurances
Guarantee Obligations and Liens
Insurance
ARTICLE VII ACCESS TO INFORMATION
Provision of Corporate Records
Access to Information
Production of Witnesses
Retention of Records
Confidentiality
Cooperation with Respect to Government Reports and Filings
Tax Sharing Agreement
ARTICLE VIII NO REPRESENTATIONS OR WARRANTIES
No Representations or Warranties
ARTICLE IX MISCELLANEOUS
Conditions to the Distribution
Complete Agreement
Expenses
Governing Law
Notices
Amendment and Modification
Successors and Assigns; No Third-Party Beneficiaries
Counterparts
Interpretation
Severability
References; Construction
Termination
Consent to Jurisdication and Service of Process
Waivers
Specific Performance
Waiver of Jury Trial